UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2017

PayPal Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36859	47-2989869
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2211 North First Street
San Jose, CA 95131
(Address of principal executive offices)

(408) 967-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director
On January 17, 2017, PayPal Holdings, Inc. (the “Company”) announced that Belinda Johnson had been appointed as a new member of the Company’s Board of Directors (the “Board”) and the Audit Committee of the Board, effective January 12, 2017. Ms. Johnson fills a vacancy created by an increase in the size of the Company’s Board from nine to ten, and her term of office will expire at the Company’s 2017 annual meeting of stockholders or until her successor has been elected and qualified.

As a non-employee director, Ms. Johnson will be entitled to receive compensation in accordance with the Company’s Independent Director Compensation Policy, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

There is no arrangement or understanding between Ms. Johnson and any other persons pursuant to which Ms. Johnson was appointed as a director. Furthermore, there are no transactions between Ms. Johnson and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing Ms. Johnson’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Leadership Team Update
The Company is also announcing certain updates to its leadership team. Tomer Barel has assumed the role of Chief Enterprise Services Officer and Aaron Karczmer has assumed the role of Chief Risk and Compliance Officer. In light of these changes, on January 13, 2017, the Company determined that Mr. Barel will no longer be classified as a Section 16 officer or executive officer.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1+	Independent Director Compensation Policy
99.1	Press Release dated January 17, 2017

+ Indicates a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PayPal Holdings, Inc.
(Registrant)

Date: January 17, 2017	/s/ Brian Y. Yamasaki
Name: Brian Y. Yamasaki
Title: Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1+	Independent Director Compensation Policy
99.1	Press Release dated January 17, 2017

+ Indicates a management contract or compensatory plan or arrangement.